Exhibit 10.20

SMARTRENT, INC.

January 16, 2025

Michael Shane Paladin

Via email

Dear Shane,

On behalf of the Board of Directors (the “Board”) of SmartRent, Inc. (the “Company”),1 I am pleased to offer you (“Executive”) the position of President and Chief Executive Officer (“CEO”) reporting to the Board. The Board unanimously believes that you are uniquely qualified to lead the Company to even greater success. The terms of your employment with the Company will be as described in this offer letter (this “Agreement”):

1.
Position. Executive’s employment with the Company will begin as soon as reasonably practicable as determined in the good faith judgment of Executive and the Company, but in all events no later than March 3, 2025 (the date Executive’s employment with the Company commences, the “Start Date”). Executive will have all of the duties, responsibilities and authority commensurate with the position of President and CEO. Executive will primarily work out of the Company’s offices in Scottsdale, Arizona, with the expectation that Executive will be in the Company’s Scottsdale, Arizona office an average of three (3) or more days per week when Executive is not traveling, in Executive’s sole discretion as CEO, to visit customers, investors, partners, or other Company offices (with any good faith failure to satisfy this provision subject to notice and an opportunity for Executive to cure within 7 days of notice from the Company). For up to the first eighteen (18) months of Executive’s employment, the Company will directly pay or reimburse Executive for Executive’s reasonable costs of traveling from Executive’s primary residence [address redacted] to the Company’s offices in Scottsdale, Arizona (including, but not limited to, an apartment in the Scottsdale, Arizona area), all in accordance with the Company’s expense reimbursement policies as may be in effect from time to time.

Executive will be expected to devote Executive’s full working time and attention to the business of the Company, and Executive will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, and subject to Section 18(e), Executive may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (a) create an actual or reasonably likely to occur potential business or fiduciary conflict of interest or (b) individually or in the aggregate, interfere with the performance of Executive’s duties to the Company. Executive will cease to be a director of (or other service provider to) Board International as soon as reasonably practicable but in no event later than April 15, 2025.

Executive will be appointed to the Board effective as of the Start Date, and for so long as Executive serves as the CEO, subject to the requirements of applicable law (including, without limitation, any

1 Please see Section 18(m) of this Agreement.

rules or regulations of any exchange on which the common stock of the Company is listed), the Board and/or the Nominating and Corporate Governance Committee of the Board will nominate Executive for reelection to the Board at each annual meeting at which Executive is subject to reelection. If Executive’s position as CEO is terminated by Executive or the Company for any reason, Executive agrees to promptly resign from the Board and any committee thereof, unless requested otherwise by the Board and Executive will cooperate with the Company to complete any steps the Board determines to be necessary or appropriate to confirm such resignation.

2.
Term of Agreement. This Agreement will be effective as of the Start Date and will terminate on the date of Executive’s termination of employment (provided that the Agreement will remain in effect to the extent necessary to enforce the parties’ obligations and duties under the Agreement).
3.
Base Salary. Executive will receive a base salary (the “Base Salary”), initially at the annualized rate of $650,000 per year. The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and procedures, and will be pro-rated for the current year, as well as any other partial year of employment. Thereafter, Executive’s Base Salary will be periodically reviewed as a part of the Company’s standard practices, and will be determined by the Compensation Committee of the Board (the “Compensation Committee”).
4.
Target Bonus. Executive will be eligible for an annual target bonus (the “Target Bonus”) equal to 100% of Executive’s then-current annual Base Salary, subject to the terms and conditions of the Company’s Executive Incentive Compensation Plan (“Compensation Plan”) in effect for each applicable fiscal year. The actual bonus amounts awarded to Executive (the “Actual Bonus”), if any, will depend upon achievement of performance objectives to be established by the Board or the Compensation Committee for such performance periods. Prior to performance objectives being set, the Board or the Compensation Committee in good faith will seek input on such performance objectives from Executive. The maximum bonus that may be earned for any fiscal year is 200% of the Target Bonus. To earn any Actual Bonus for any period, Executive must be employed by the Company through the last day of the period to which such bonus relates and the date on which bonuses are to be paid. No Actual Bonus will be paid unless earned, except as set forth below in Section 9. Executive’s Target Bonus and any earned Actual Bonus for fiscal year 2025 will not be prorated based on the Start Date.
5.
Sign-on Bonus. In order to compensate Executive for compensation that Executive will forfeit by leaving Executive’s current employer to join the Company, Executive will receive a sign-on bonus in a total amount of $650,000 (the “Sign-on Bonus”). The Sign-on Bonus will be paid in two equal installments. The first installment of the Sign-on Bonus will be payable in the first pay period following the Start Date, and the second installment of the Sign-on Bonus will be payable in the first pay period following the six (6) month anniversary of the Start Date, subject in all cases to Executive remaining an employee through the applicable payment date. If Executive voluntary resigns Executive’s employment with the Company without Good Reason, or if Executive’s employment with the Company is terminated by the Company for Cause, and in either event, such termination occurs on or prior to the one (1) year anniversary of the Start Date, then Executive will repay the full amount of the Sign-on Bonus paid to Executive prior to such termination, no later than sixty (60) days after Executive’s termination of employment (the “Repayment Obligation”). Executive agrees to notify the Company promptly if Executive’s current employer (measured as of the date of this Agreement) actually pays Executive all or a portion of the compensation expected to be foregone, in which case Executive will pay such amount to the Company within sixty (60) days after payment by the former employer (but only up to the lesser of the Sign-on Bonus paid to Executive or the amount paid by the former employer).
6.
Benefits & Vacation. Executive will be entitled to participate in all employee retirement (401(k)), insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other U.S. based executive officers of the Company are eligible to participate, on terms no less favorable than any other such officer.
7.
Equity. Subject to this Section 7, as soon as reasonably practicable after the Start Date, Executive will be granted restricted stock units (“RSUs”) as follows:
(a)
Time-Based RSUs. Executive will be granted time-based RSUs covering shares of Company Class A common stock (“Shares”) with a total intended value of $2,700,000. The number of RSUs granted will equal $2,700,000 divided by the simple average of the closing price per Share for the trailing thirty (30)-trading days up to and including the Start Date, rounded down to the nearest whole Share. The RSUs will be scheduled to vest at a rate of 1/3rd of the RSUs annually on each anniversary of the Start Date, subject in each case to Executive’s continued service as a Company employee through the applicable vesting date.
(b)
Share Price PSUs. Executive will be granted stock price appreciation performance-based RSUs (the “SP PSUs”). The target number of SP PSUs granted will equal $3,500,000 divided by the simple average of the closing price per Share for the trailing thirty (30)-trading days up to and including the Start Date, rounded down to the nearest whole Share. The actual number of Shares earned, if any, will be determined based on the achievement of performance goals relating to Share price during a five (5) year performance period from the Start Date, and vest based on Executive’s continued service as a Company employee. The SP PSUs will be divided into five (5) tranches with a different “Share Price Goal” applying to each tranche, as shown in the table below. A Share Price Goal will be achieved when the simple average of the closing price per Share for the trailing thirty (30) trading-days up to and including the day of measurement equals or exceeds the applicable Share Price Goal, with the first measurement date occurring on the thirtieth (30th) trading-day following the Start Date and the final measurement date occurring on the final trading-day of the performance period. Subject to the foregoing sentence, a Share Price Goal can be achieved at any time during the performance period. Assuming achievement of the applicable Share Price Goal, (a) 50% of the Shares achieved will vest on the four (4) year anniversary of the Start Date, and (b) 100% of the Shares achieved but not yet paid out will vest on the five (5) year anniversary of the Start Date (subject in each case to Executive’s continued service as a Company employee). A Change in Control will shorten the performance period and the Change in Control price will determine achievement for any then unachieved tranches. In a Change in Control, partial achievement of the tranche that is immediately above the Change in Control price will be permitted using linear interpolation. Any higher unachieved tranches will be forfeited at the closing of the Change in Control.

Tranche	Share Price Goal	Payout Percentage (as a percentage of target)
1	$3.00	25%
2	$4.00	50%
3	$5.00	100%
4	$7.50	150%
5	$10.00	200%

The percentage that becomes eligible to vest will be reduced by the percentage that previously was achieved and became eligible to vest.

(c)
Equity Award Documents. The equity awards provided under this Section 7 will be granted under the terms of the Company’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) (or a newly adopted inducement plan with substantially similar terms) and be subject to the terms of the applicable award agreement, which will substantially follow the Company’s standard terms and conditions and the terms and conditions provided to Executive prior to the date hereof. Certain of the equity awards provided under this Section 7 shall be eligible for accelerated vesting in certain circumstances to the limited extent set forth in Section 9 below.
(d)
Future Grants. Executive will be eligible for additional equity awards commensurate with the Executive’s position, as the Board or the Compensation Committee determines in its discretion and in accordance with Company practices from time to time. Any 2026 equity award grant will be determined by the Compensation Committee, and likely will include performance conditions designed following consultation with Executive.
8.
Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company during Executive’s employment with the Company on terms no less favorable than for any other U.S. based executive officer of the Company. In addition, the Company in 2025 will directly pay or reimburse, upon presentation of invoices no later than November 30, 2025, Executive’s reasonable and documented attorney fees incurred in the negotiation and execution of this Agreement and related documents in an amount not to exceed $30,000. Subject to the preceding, the reimbursement for all fees under this Section 8 will be paid pursuant to the Company’s policies and practices, following Executive’s submission of reasonable documentation for such fees.
9.
Effect of Termination of Employment.
(a)
Termination for Any Reason. In the event Executive’s employment is terminated by the Company or by Executive (including due to Executive’s death or Disability), Executive will be paid: (i) any earned but unpaid Base Salary; (ii) other unpaid and then-vested amounts, including any amount payable to Executive under the specific terms of any insurance and health and benefit plans in which Executive participates, unless otherwise specifically provided in this Agreement; and (iii) reimbursement for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).
(a)
Qualifying Termination outside of a Change in Control Period. In the event of Executive’s Qualifying Termination outside of a Change in Control Period, provided that Executive resigns from all positions Executive may hold with the Company (including, but not limited to, as a member of the Board) and any of its subsidiaries or affiliated entities at such time (the “Resignation Requirement”) and delivers to the Company an executed separation agreement, substantially in the form of the attached Separation Agreement and Release (a “Separation Agreement”), subject to good faith modification by the Company to comply with and be fully enforceable under applicable law, or to reflect applicable legal changes, Executive’s relocation to another jurisdiction, Executive’s separation in connection with a group termination event, Executive’s agreements and compensatory arrangements then in existence, or other circumstances as may reasonably be considered by the Company, within the applicable time period set forth therein and does not revoke the Separation Agreement within the revocation period (if any) set forth therein (provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following Executive’s termination date) (the “Separation Agreement Deadline” and delivery of such effective Separation Agreement, the “Separation Agreement Requirement”) and complies with all terms and conditions set forth in the Confidentiality Agreement, including, but not limited to, any non-competition and non-solicitation covenants (together with the Resignation Requirement and the Separation Agreement Requirement, the “Severance Requirements”), then, Executive shall be entitled to the payments and benefits listed in the table below, payable in a lump sum in the first payroll period following the expiration of the Separation Agreement Deadline unless otherwise indicated:

Qualifying Termination outside of a Change in Control Period
Base Severance	100% of Base Salary
Bonus Severance	100% of Target Bonus
Prorated Bonus	100% of Prorated Bonus
Prior Year Bonus	100% of Prior Year Bonus
COBRA Benefit	12 months
Equity Vesting Acceleration – SP PSUs

If such termination occurs on or after the two (2) year anniversary of the Start Date, 100% acceleration of any SP PSUs for which the applicable Share Price Goal was achieved prior to such termination, but excluding SP PSUs for which the applicable Share Price Goal was not satisfied as of the termination date.

(b)
Qualifying Termination within a Change in Control Period. In the event of Executive’s Qualifying Termination within a Change in Control Period, provided that Executive satisfies the Severance Requirements, Executive shall be entitled to the payments and benefits listed in the table below (in lieu of any benefits pursuant to Section 9(b)), payable in a lump sum in the first payroll period following the expiration of the Separation Agreement Deadline unless otherwise indicated:

Qualifying Termination within a Change in Control Period
Base Severance		200% of Base Salary
Bonus Severance		200% of Target Bonus
Prorated Bonus		100% of Prorated Bonus
Prior Year Bonus		100% of Prior Year Bonus
COBRA Benefit		24 months
Equity Vesting Acceleration	Time-Based Equity Awards and SP PSUs

100% accelerated vesting for all then-outstanding and unvested equity awards that vest based solely on continued service, including SP PSUs for which the applicable Share Price Goal was achieved prior to termination, including based on the Change in Control price, but excluding SP PSUs for which the applicable Share Price Goal was not satisfied as of the termination date, including based on the Change in Control Price, provided that if the termination of employment is within three (3) months before the Change in Control and a Share Price Goal would have been satisfied in the Change in Control, Executive will be given credit for the achievement of such Share Price Goal as if Executive had remained employed through the Change in Control.

	Performance Awards	Except as provided above, all performance-based equity awards will be treated as provided in the applicable award agreement.

Subject to the Severance Requirements, the Equity Vesting Acceleration provided under Sections 9(b) and (c) will be effective as of Executive’s Qualifying Termination, and the equity awards will remain outstanding (including as to the then-unvested portion thereof), notwithstanding anything to the contrary in the applicable award agreement(s) (other than the expiration date of the award), for the minimum amount of time necessary following a Qualifying Termination that occurs other than within twenty-four (24) months following a Change in Control to permit acceleration upon a Change in Control occurring within three (3) months thereof.

For the avoidance of doubt, the benefits payable pursuant to Sections 9(b) and (c) are mutually exclusive and not cumulative.

10.
Definitions. As used in this Agreement, the following terms have the following meanings.

“Base Severance” means the percentage, as indicated, of Executive’s then-current annual Base Salary, ignoring any decrease in Base Salary that forms the basis for Good Reason, payable in a lump sum.

“Bonus Severance” means the percentage, as indicated, of Executive’s Target Bonus for the performance year in which the Qualifying Termination occurs, payable in a lump sum.

“Cause” means the occurrence of one or more of the following:

(a)
Executive’s failure to perform Executive’s assigned duties or responsibilities as an employee (other than a failure resulting from Executive’s death or Disability or to achieve a directive or objective set by the Board or a committee thereof following the expenditure by Executive of good faith commercially reasonable efforts) after written notice thereof from the Company describing Executive’s failure to perform such duties or responsibilities (and a 10-day cure period, if curable);
(b)
Executive’s dishonesty, misrepresentation or gross negligence related to Executive’s employment duties to the Company that causes material harm to the Company;
(c)
Fraud, embezzlement or other misappropriation by Executive of funds or property of the Company;
(d)
Any gross misconduct or illegal conduct by Executive that is injurious in any material respect to the Company;
(e)
Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates;
(f)
Executive’s breach of any confidentiality agreement or invention assignment agreement or other material agreement between Executive and the Company (or any affiliate of the Company), which breach, if capable of cure, is not cured within thirty (30) days following notice from the Company of such breach;
(g)
any material failure by Executive to comply with the Company’s policies, rules, and standards of conduct, as they may be in effect from time to time and that were provided to Executive in writing; or
(h)
Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; or Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a misdemeanor involving moral turpitude, if such misdemeanor is work-related, or otherwise impairs Executive’s ability to perform services for the Company or results in reputational or financial harm to the Company or its affiliates.

Before any determination by the Board of the existence of Cause, the Board will offer Executive a reasonable opportunity (as determined by the Board) to appear before the Board to discuss the basis (or alleged basis) for the existence of Cause.

“Change in Control” means a “Change in Control” as defined in the 2021 Plan.

“Change in Control Period” means the period beginning three (3) months prior to and ending twenty-four (24) months following a Change in Control.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended together with any analogous provisions of applicable state law.

“COBRA Benefit” means, provided Executive timely elects COBRA continuation coverage, the period of months during which the Company will pay the COBRA premiums to continue and maintain health care coverage for Executive and any eligible dependents who are covered at the time of the Executive’s termination of employment under the Company’s group health plans, provided that, notwithstanding the foregoing, (a) the Company will make such payments for the number months as indicated in Sections 9(b) or (c), as applicable, following the Qualifying Termination date; and (b) if the Company determines in its sole discretion that it is advisable for legal reasons, the Company may pay Executive a taxable cash payment equal to the amount that the Company would have otherwise paid for COBRA premiums (based on the premium for the first month of coverage), which payment will be made regardless of whether Executive or Executive’s eligible dependents elect COBRA continuation coverage and will be paid in a lump sum payment.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and formal guidance promulgated thereunder, each as may be amended or modified from time to time.

“Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(a)
a material reduction by the Company in Executive’s then-current annual Base Salary which reduction is not applicable to a majority of the Company’s senior management, provided, however, that, a one-time reduction of annual Base Salary of not more than 10% that also applies to substantially all other similarly situated executives of the Company will not constitute “Good Reason”;
(b)
a material reduction of Executive’s authority, duties or responsibilities relative to Executive’s authority, duties or responsibilities in effect immediately prior to such reduction; or
(c)
a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Executive’s then present location or to Executive’s home as Executive’s primary work location will not be considered a material change in geographic location.

In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, such grounds must not have been cured during such time.

“Prior Year Bonus” means Executive’s annual bonus (if any) for the year prior to the year of termination to the extent earned based on actual achievement of the applicable performance goals but not paid as of the date of termination, (without the exercise of discretion as to Executive’s individual performance but with the exercise of discretion as to Company and/or business unit performance if applied to substantially all other senior executives), to be paid at the same time as bonuses are paid for that period to other eligible Company executives.

“Prorated Bonus” means a prorated annual bonus for the year of termination based on the portion of the year completed prior to termination and actual Company performance for the year of termination (without the exercise of discretion as to Executive’s performance), to be paid at the same time as bonuses are paid for that period to other eligible Company executives.

“Qualifying Termination” means the termination of Executive’s employment by the Company without Cause or by Executive with Good Reason. For the avoidance of doubt, termination due to Executive’s death or Disability will not constitute a Qualifying Termination.

11.
Parachute Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or other event that constitutes a change in ownership or control within the meaning of Section 280G of the Code and the regulations thereunder (in either case, a “280G Event” and any such payment or benefit, a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of Transaction Payments notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payments (a “Full Payment”), or (2) payment of only a portion of the Transaction Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state, local and foreign income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the forfeited portion of the Full Payment, and (y) reduction in payments and/or benefits will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, if such reduction would result in any portion of the Transaction Payments being subject to penalties pursuant to Section 409A of the Code that would not otherwise be subject to such penalties, then the reduction method shall be modified so as to avoid the imposition of penalties pursuant to Section 409A of the Code as follows: (A) Transaction Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Transaction Payments that are not contingent on future events; and (B) Transaction Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Transaction Payments that are not deferred compensation within the meaning of Section 409A of the Code. In the event that acceleration of vesting of any equity compensation awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this provision.

The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the 280G Event shall make all determinations required to be made under this section. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the 280G Event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.

The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within a reasonable period after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

Notwithstanding the foregoing, if the Company is privately held as of immediately prior to a Change in Control and it is deemed necessary by the Company to avoid any potential imposition of the adverse tax results provided for by Sections 280G and 4999 of the Code, then as a further condition to any payment or benefit provided for in this Agreement or otherwise, the Company may request Executive to consider in good faith submitting any payment or benefit provided for in this Agreement or from any other source that the Company reasonably determines may constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) for approval by the Company’s stockholders prior to the closing of the Change in Control in the manner required by the terms of Section 280G(b)(5)(B) of the Code, so that no payments or benefits will be deemed to constitute a “parachute payment” subject to the excise taxes under Sections 280G and 4999 of the Code.

12.
Section 409A. It is intended that this Agreement shall comply with the requirements of Section 409A of the Code, and any payments hereunder are intended to be exempt from, or if not so exempt, to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted, operated and administered accordingly. To the extent that any provision of this Agreement is ambiguous, but a reasonable interpretation of the provision would cause any payment or benefit to comply with or be exempt from the requirements of Section 409A of the Code, Executive and the Company intend the term to be interpreted as such in order to avoid adverse personal tax consequences under Section 409A of the Code. No severance or other payments or benefits otherwise payable to Executive upon a termination of employment under this Agreement or otherwise will be payable until Executive has a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder. If the period during which Executive may sign the Separation Agreement begins in one calendar year and ends in the following calendar year, then no severance payments or benefits that that would constitute deferred compensation within the meaning of Section 409A of the Code will be paid or provided until the later calendar year.

The severance payments and benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A- 1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code, any payments payable under this Agreement on account of a separation from service that would constitute deferred compensation within the meaning of Section 409A of the Code and that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death. Each installment payment under this Agreement is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in kind benefit be subject to liquidation or exchange for another benefit.

13.
At Will Employment. Employment with the Company is for no specific period of time. Executive’s employment with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).
14.
Confidential Information and Other Company Policies. As a condition to employment, Executive will enter into and be bound by and comply fully with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement provided by the Company (the “Confidentiality Agreement”), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless Executive consents to the same at the time of such amendment. Executive acknowledges that if Executive’s principal state of residence (as in effect as of the date of this Agreement) changes during the term of this Agreement, Executive may be required to enter into a new Confidentiality Agreement, which may, among other things, include revised non-competition and non-solicitation covenants (excluding material increases in the duration or scope of such covenants). Executive further acknowledges that Executive has acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information while performing Executive’s responsibilities for the Company, and Executive acknowledges that such knowledge and information is the sole and exclusive property of the Company. Executive recognizes that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.
15.
Company Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or Executive prepares or uses or comes into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment.
16.
Indemnification. Executive and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, Executive will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, on terms no less favorable than for any other U.S. based executive officer of the Company or U.S. based member of the Board.
17.
Compensation Recoupment. All amounts payable to Executive hereunder shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy (if any) and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of Executive’s employment with the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a termination without “Cause” under this Agreement, provided that such recovery is consistent with such policy and such policy is consistent with this Section 17.
18.
Miscellaneous.
(a)
Arbitration. All disputes arising from Executive’s employment, including the termination thereof, or Executive’s compensation or benefits will be subject to arbitration as set forth in the Confidentiality Agreement.
(b)
Employment Eligibility Verification. For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of Executive’s Start Date, or Executive’s employment relationship with the Company may be terminated. Any termination of Executive’s employment due to Executive’s failure to provide such documentary evidence or due to Executive’s non-eligibility for employment in the United States will not constitute a Qualifying Termination (and, for the avoidance of doubt, will result in a Repayment Obligation).
(c)
Absence of Conflicts; Competition with Prior Employer. Executive represents that Executive’s performance of Executive’s duties under this Agreement will not breach any other agreement as to which Executive is a party. Executive agrees that Executive has disclosed to the

Company all of Executive’s existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. Executive is not to bring with Executive to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which Executive owes an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and the Company will assist Executive in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.
(d)
Outside Services. In conducting any outside activities as described in
Section 1 (“Outside Services”), Executive agrees not to conduct services for any other person or entity using any Company property, equipment, facilities, time, systems, or confidential, proprietary, or trade secret information. Similarly, Executive agrees that Executive will not use any other person’s or entity’s property, equipment, facilities, time, systems, or confidential, proprietary, or trade secret information to conduct work for the Company. Further, Executive agrees not to perform or engage in any activities in a manner that would give any person or entity to which Executive may provide Outside Services, or any other third party, rights to any Company inventions, developments, or other intellectual property, and Executive will comply with all obligations under the Confidentiality Agreement and applicable Company policies and agreements, including any codes of conduct.
(e)
Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by Executive and Executive’s heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.
(f)
Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two (2) days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive will be addressed to Executive at the home address which Executive has most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.
(g)
Waiver. No provision of this Agreement will be modified or waived except in writing signed by Executive and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.
(h)
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
(i)
Tax Matters; Withholding. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law. Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive will not make any claim against the Company or its Board related to tax liabilities arising from Executive’s compensation.
(j)
Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein, and amends, restates and supersedes in its entirety the letter employment agreement between the Company and Executive dated December 6, 2024. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.
(k)
Governing Law. This Agreement will be governed by the laws of the State of Arizona without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of Arizona.
(l)
Survival. The provisions of this Agreement shall survive the termination of Executive’s employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
(m)
Employer of Record. The parties acknowledge and agree that SmartRent, Inc. is the corporate parent of certain subsidiary companies, including, without limitation SmartRent Technologies, Inc. (“STI”), and that, notwithstanding anything to the contrary in this Agreement, as of the Start Date, Executive’s employer of record with respect to Executive’s services to SmartRent, Inc. and its subsidiaries shall be STI. Executive acknowledges that in Executive’s capacity as CEO of SmartRent, Inc., Executive shall also serve as the Chief Executive Officer of STI and/or certain other subsidiaries of SmartRent, Inc. as may be provided in applicable governing documents, and shall perform services related to the business of STI and other subsidiaries of SmartRent, Inc., commensurate with Executive’s role as CEO of SmartRent, Inc. as the parent company of such subsidiaries. References in the Agreement to the “Company” are intended to encompass, as applicable, SmartRent, Inc. and each of its subsidiaries to which Executive provides services in Executive’s role as CEO of SmartRent, Inc. Notwithstanding the foregoing, (i) references in the Agreement to the Company in relation to stock of, equity awards of, or equity interests in, the Company are intended to refer only to SmartRent, Inc. or any successor entity as provided in the applicable equity incentive plan, (ii) references in the Agreement to payments to Executive by the Company shall mean that SmartRent, Inc. shall directly make such payments or shall cause such payments to be made by a subsidiary; and (iii) references in the Agreement to notices to be given by Executive to the Company shall mean that such notice shall be delivered to SmartRent, Inc.

[Signature Page to Agreement Follows]

Exhibit 10.20

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Executive	SmartRent, Inc.
/s/ Shane Paladin________________________ Michael Shane Paladin	/s/ John Dorman_________________________ John Dorman Chairman, Board of Directors
January 21, 2025 Date	January 17, 2025 Date

[Signature Page to Agreement]

Form of Separation Agreement and Release

(attached)

SEPARATION AGREEMENT AND RELEASE2

This Separation Agreement and Release (“Agreement”) is made by and between Michael Shane Paladin (“Employee”) and SmartRent, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Employee was employed at-will by the Company or another entity within the Company Group (as defined below) pursuant to that certain letter employment agreement between the Parties dated [ ] (the “Employment Agreement”);

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company Group on [ ] (the “Confidentiality Agreement”);

WHEREAS, Employee separated from employment with the Company Group effective [ ] (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.
Consideration. Employee is signing this Agreement in exchange for the severance payments and severance benefits to which Employee may be entitled under the Employment Agreement. Employee acknowledges that this Agreement is the “Separation Agreement” referenced in the Employment Agreement, and that without this Agreement Employee is not entitled to the severance payments and severance benefits under the Employment Agreement. Employee is not and will not be entitled to any other severance payments or severance benefits from the Company or any of its subsidiaries, parents, or affiliated entities.

2.
Resignation from the Board and all Company Positions. Employee acknowledges and agrees that, as of the Separation Date, Employee no longer is, and no longer has any rights to serve as, a member of the Company’s Board of Directors or the board of directors (or such similar governing body) of any of the Company’s subsidiaries, parents, or affiliated entities (together with the Company and with each subsidiary, parent and affiliated entity individually and collectively referred to herein as the “Company Group”) and any committees thereof. Executive similarly acknowledges and agrees that, as of the Separation Date, Employee no longer serves in any other positions or capacity with the Company Group. As required by the Employment Agreement, Employee will cooperate with the Company to complete any steps that the Company Group determines to be necessary or appropriate to confirm Employee’s cessation of service as described in this paragraph.

2 Note to Form: Subject to good faith modification by the Company to comply with and be fully enforceable under applicable law, or to reflect applicable legal changes, Executive’s relocation to another jurisdiction, Executive’s separation in connection with a group termination event, Executive’s agreements and compensatory arrangements then in existence, or other circumstances as may reasonably be considered by the Company.

3.
Stock. The Parties agree that, subject to any acceleration provided in the Employment Agreement, Employee’s equity awards from the Company (or its relevant parents or subsidiaries) will be considered to have vested only up to the Separation Date as set forth in Schedule I attached hereto. Any such awards (or portions thereof) that were not vested through the Separation Date or in accordance with any acceleration under the Employment Agreement (if applicable) were forfeited as of the Separation Date and Employee no longer has any further rights with respect to such awards (or applicable portions thereof) or any shares subject thereto. Except as explicitly provided in the Employment Agreement, such awards shall continue to be governed by the terms and conditions of the applicable award agreements and applicable plans, including without limitation the exercisability of any vested options.
4.
Benefits. Employee’s Company-sponsored health insurance benefits shall cease no later than the last day of the month in which the Separation Date occurs (or such earlier date as may be required by applicable plan terms and conditions), subject to Employee’s right to continue Employee’s health insurance under COBRA, including pursuant to the terms of the Employment Agreement. Employee’s participation in all benefits and incidents of employment, including, but not limited to, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.
5.
Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided (to the extent applicable) all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, equity awards, vesting, and any and all other benefits and compensation due to Employee.
6.
Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, its parents, subsidiaries, and affiliates, and each of their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company Group and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the Washington Law Against Discrimination (RCW ch. 49.60); other Washington sex and age discrimination laws (e.g., RCW 49.12.200, 49.44.090); Washington laws regarding prohibited employment practices (RCW ch. 49.44); the Washington Equal Pay Opportunity Act (RCW ch. 49.58); Washington whistleblower protection laws (e.g., RCW 49.60.210, 49.12.005, and 49.12.130); the Washington Family Care Act (RCW 49.12.265 to 49.12.295); the Washington Family Leave Act (RCW ch. 49.78); the Washington Military Family Leave Act (RCW ch. 49.77); the Washington Minimum Wage Act (RCW ch. 49.46); the Washington law regarding non-competition agreements (RCW ch. 49.62); Washington wage, hour, and working conditions laws, and all other provisions of the Washington Industrial Welfare Act (RCW ch. 49.12); the Washington Wage Payment Act (RCW ch. 49.48); the Washington Wage Rebate Act (RCW ch. 49.52); the Arizona Employment Protection Act; the Arizona Equal Pay Act; the Arizona Right to Work Act; the Arizona Workplace Harassment Law; the Arizona Occupational Health and Safety Act; the Arizonians with Disabilities Act; and the Arizona Civil Rights Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee from the Company Group; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or claims to enforce the terms of this Agreement. This release does not release claims that cannot be released as a matter of law. Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with the “Arbitration” section below, except as required by applicable law. This release does not extend to any right Employee may have under the Arizona Fair Wages and Healthy Families Act, any right Employee may have to unemployment compensation benefits or workers’ compensation benefits, and any right Employee may have to receive the name and address of any consumer reporting agency that has furnished a consumer report to the Company. In addition, this release does not extend to any rights of indemnification Employee may have pursuant to any indemnification agreement between the Company Group and Employee, pursuant to the Company’s certificate of incorporation and bylaws, or under any applicable D&O insurance policy with the Company, subject to the respective terms, conditions, and limitations of such indemnification agreement, certificate of incorporation and bylaws, or D&O insurance policy, in each case, as may be applicable.

7.
Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that

Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
8.
Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, must have materially affected Employee’s settlement with the Releasees. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.
9.
No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
10.
Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company Group, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company Group.
11.
Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company Group’s trade secrets and confidential and proprietary information, and all restrictive covenants. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company Group, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company Group, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company Group.
12.
No Cooperation. Subject to the “Protected Activity Not Prohibited” section below, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. Subject to the “Protected Activity Not Prohibited” section below, if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

13.
Nondisparagement. Subject to the “Protected Activity Not Prohibited” section below, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to instruct its officers and directors to (i) refrain from any defamation, libel, or slander of Employee and (ii) refrain from any tortious interference with the contracts and relationships of Employee.
14.
Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any “Protected Activity,” which means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Further, nothing in this Agreement shall in any way limit or prohibit Employee from (a) disclosing or discussing conduct, or the existence (but not the amount) of a settlement involving conduct, that Employee reasonably believes under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy or (b) doing any of the following in relation to a violation or an alleged violation of Arizona Revised Statutes Title 13, Chapter 14 or 35: (i) responding to a peace officer's or a prosecutor's inquiry, or (ii) making a statement not initiated by me in a criminal proceeding (any of the foregoing in clause (a) or (b) above, “Protected Information”). Additionally, nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit Employee’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Employee or the Company Group’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA. When engaging in any of the protected conduct described in this section, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company Group confidential information; provided, however, that such disclosures may be made to Government Agencies in connection with Protected Activity. For the sake of clarity, Company Group confidential information does not include Protected Information or information regarding working conditions, wages, benefits, or other terms and conditions of employment. Additionally, Employee understands that the protected conduct described herein does not include the disclosure of any Company Group attorney-client privileged communications or privileged attorney work product. Employee understands that nothing in the Confidentiality Agreement shall limit or prohibit Employee from engaging in any protected conduct set forth in this section. Finally, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
15.
Cooperation with the Company Group. Employee agrees that Employee shall provide reasonable cooperation and assistance to the Company Group in the transition of Employee’s role and in the resolution of any matters in which Employee was involved during the course of Employee’s relationship with the Company Group, or about which Employee has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company Group, including any investigations, audits, claims or actions involving or against its officers, directors and employees. Employee’s cooperation with such matters shall include, without limitation, being available to consult with the Company Group regarding matters in which Employee has been involved or has knowledge; to reasonably assist the Company Group in preparing for any proceeding (including, without limitation, depositions, mediations, hearings, settlement negotiations, discovery conferences, arbitration, or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, mediation, litigation or other legal proceeding affecting the Company Group. Employee agrees to keep the Company’s Human Resources department apprised of Employee’s current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company Group in connection with this section. Employee understands and agrees that this provision requires Employee’s cooperation with the Company Group, but is not intended to have any influence whatsoever on any specific outcome in any matter and Employee is expected at all times to provide truthful testimony and responses in connection with any matter. For any cooperation described in this paragraph that exceeds de minimis assistance, the Company and Employee will mutually agree on a reasonable rate of compensation for such assistance not to exceed an hourly rate equal to the quotient of Employee’s annualized base salary as of the Separation Date divided by 2,080. To be compensable, any such compensable time must be approved by the Company in writing prior to being incurred. The Company shall reimburse Employee for reasonable travel and incidental expenses incurred by Employee in connection with the cooperation described in this paragraph (which, for the avoidance of doubt, shall not include attorneys’ fees or other legal fees), in accordance with the Company’s reimbursement policies then in effect, provided that such expenses are approved by the Company in writing prior to being incurred.
16.
Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement (unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA) or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid by virtue of Employee’s executive and non-execution of this Agreement, and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement.
17.
No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company Group hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company Group of any fault or liability whatsoever to Employee or to any third party.
18.
Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
19.
ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY GROUP OR THE TERMS THEREOF, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”). THE FAA’S SUBSTANTIVE AND PROCEDURAL RULES SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT, AND ANY STATE COURT OF COMPETENT JURISDICTION MAY STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA. EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN MARICOPA

COUNTY, ARIZONA, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE FEDERAL RULES OF CIVIL PROCEDURE. THE PARTIES AGREE that the arbitrator shall issue a written decision on the merits. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.
20.
Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the consideration provided by the Company Group and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company Group for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company Group by reason of any such claims, including attorneys’ fees and costs.
21.
Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
22.
No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23.
Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
24.
Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
25.
Entire Agreement. This Agreement represents the entire agreement and understanding between the Company Group and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company Group and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company Group, with the exception of the Confidentiality Agreement and those provisions of the Employment Agreement that survive termination of employment.
26.
No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Company’s Board of Directors.
27.
Governing Law. This Agreement shall be governed by the laws of the State of Arizona, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the “Arbitration” section of this Agreement shall be governed by the FAA. Employee consents to personal and exclusive jurisdiction and venue in the State of Arizona.
28.
Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
29.
Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service or other electronic transmission or signature.

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Exhibit 10.20

30.
Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)
Employee has read this Agreement;
(b)
Employee has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Employee’s own choice or has elected not to retain an attorney;
(c)
Employee understands the terms and consequences of this Agreement and of the releases it contains;
(d)
Employee is fully aware of the legal and binding effect of this Agreement; and
(e)
Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Michael Shane Paladin, an individual

Dated: ________________

Michael Shane Paladin

SmartRent, Inc.

Dated: _______________ By:

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1

Exhibit 10.20

SCHEDULE I

[List of outstanding equity awards, including vested number of shares]

2